EXHIBIT 10.7

                                Billy Dead, Inc.
                                2312 Lorenzo Dr.
                          Los Angeles, California 90068

Employment Agreement dated as of December 1, 2002, between BILLY DEAD, INC., a Delaware corporation (with its successors and assigns, referred to as the "Corporation"), and CHARLES F. RYAN III (hereinafter referred to as "RYAN").

             RYAN and the Corporation therefore agree as follows:

      1. Term of Employment. The Corporation hereby employs RYAN and RYAN hereby accepts employment with the Corporation for the period (the "Term") commencing on the date hereof (the "Commencement Date"), and ending on the third anniversary of the successful completion of the Corporation's initial public offering (the "IPO") or upon the earlier termination of the Term pursuant to this Agreement. The Term may be extended upon mutual agreement by the parties. The termination of the Term for any reason shall end RYAN's employment under this Agreement, but, except as otherwise set forth herein, shall not terminate RYAN's or the Corporation's other agreements in this Agreement.

      2. Position and Duties. During the Term, RYAN shall serve as Chairman of the Board, Chief Executive Officer and Chief Financial Officer of the Corporation. RYAN shall also hold such additional positions and titles as the Board of Directors of the Corporation and RYAN mutually determine from time to time. RYAN shall report to the Board of Directors. During the Term, RYAN shall not be required to devote his full time and attention to performing his duties as an employee of the Corporation, but shall devote such time as is reasonably necessary for him to perform his duties hereunder.

      3. Compensation. The Corporation shall pay RYAN a fee of $25,000 upon successful completion of the IPO and the issuance by the Corporation to investors of the shares of Series A Preferred Stock registered in the IPO. The Corporation will pay to RYAN additional cash compensation of $150,000 per Term, such compensation to be paid ratably over the Term. Subject to the provisions of
Section 8, in the event the Term ends prior to its full-length, all remaining cash compensation shall be accelerated and paid.

      4. Contingent Compensation.

      (a) Definition of Contingent Compensation. RYAN also shall be entitled to receive a participation (the "Participation") equal to 1.0% of 100% of the "Adjusted Gross Receipts" derived from the Picture. As used herein, "Adjusted Gross Receipts" means 100% of the gross receipts derived by the Corporation (including any parent, affiliate and subsidiary) from the distribution and exploitation of the film "Billy Dead" to be produced by the Corporation based on a screenplay by Keith Gordon or the book by Lisa Reardon (the "Picture") (including any and all ancillary rights therein) ("Gross Receipts"), less the Corporation's actual, direct, out-of-pocket expenses in connection therewith. The definition of RYAN's Participation shall be no less favorable than the definition of the participation (however denominated) payable to any other person or company granting rights or rendering services in connection with the Picture. For the avoidance of doubt, except to the extent necessary to set up a reserve to cover reasonably anticipated ongoing operating expenses for the Corporation, including, without limitation, payment of legal and accounting fees, office expenses and the like, the Corporation shall not be entitled to charge distribution, sales, administrative or other fees on the revenues derived from the Picture and/or any ancillary rights therein, nor shall the Corporation be entitled to charge overhead or any other indirect or


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similar cost (whether set forth in the budget for the Picture or payable out of the revenues derived from the Picture) without RYAN's prior written consent. Subject to the foregoing, Adjusted Gross Receipts shall be defined as set forth in Exhibit A ("Short Form Definition of Participant's Net Profits") attached hereto; and the Corporation represents and warrants that the definition set forth on Exhibit A is and shall remain applicable to all persons and companies receiving a Participation in the revenues derived from the Picture (i.e., no one shall receive a more favorable definition than RYAN, and RYAN shall not receive a more favorable definition than any other person or company receiving a participation).

   (b) Forfeiture of Participation. RYAN's Participation shall vest on a 20/60/10/10% basis over pre-production/principal photography/delivery of Director's first cut/delivery of the answer print (with the pre-production and principal photography vesting made in approximately equal weekly installments). For the purpose of clarity, this means that if RYAN resigns(other than as a result of the Corporation's breach of this Agreement), dies, is terminated for Disability, as defined in Section 9, or is terminated by the Corporation for Cause prior to the occurrence of the milestones identified in the previous sentence, the portion of his Participation that will no longer be subject to forfeiture is: (i) upon the completion of pre-production, only 80% of the Participation will be subject to forfeiture by RYAN; (ii) upon the completion of principal photography, only 20% of the Participation will be subject to forfeiture by RYAN; (iii) upon the delivery of the Director's first cut, only 10% of the Participation will be subject to forfeiture by RYAN; and (iv) upon the delivery of the answer print, RYAN's Participation will no longer be subject to forfeiture.

      5. Credit. Subject to RYAN completing all material services hereunder, RYAN will receive, on a separate, on-screen card in the Main Titles of the Picture, credit as both (i) "Chief Executive Officer, Billy Dead Inc." and (ii) "Executive Producer." Subject to the same completion of material services hereunder, RYAN will receive an Executive Producer credit in paid ads (billing block portion), with size and excluded ad tie to individual producers.

      6. Employee Benefits. The Corporation will not pay or make available any employee benefits to RYAN, including vacation, pension or retirement plan contributions or health or life insurance plans.

      7. Expenses. During the Term, the Corporation shall reimburse RYAN for actual out-of-pocket expenses incurred by him in the performance of his services for the Corporation upon the receipt of appropriate documentation of such expenses.

      8. Termination. (a) General. The Term shall end immediately upon RYAN's resignation, his death or Disability, as defined in Section 9, or termination by the Corporation for Cause. Upon termination of the Term due to RYAN's d resignation, death, Disability or for Cause, all compensation due RYAN under this Agreement will cease. Upon the Corporation's termination of the Term for Cause, RYAN shall have ten (10) days to cure said Cause, if curable.

            (b) Notice of Termination. The Corporation shall notify RYAN in writing of its termination of his employment hereunder. The Corporation's failure to give notice under this Section 7(b) shall not, however, affect the validity of the Corporation's termination of the Term.

            (c) Termination by the Corporation for Cause. If terminated by the Corporation for Cause, the Corporation shall describe to RYAN the grounds for his termination. Upon the Corporation's termination of the Term for Cause, all compensation due RYAN under this Agreement will cease.

            (d) Termination by the Corporation other than upon Death, Disability or Cause. In the event that the Corporation terminates its relationship with RYAN prior to the end of the Term in


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circumstances other than Death, Disability or Cause, RYAN shall promptly receive all compensation payable to him under Section 3 and Section 4.

      9. Definitions.

            (a) "Cause" Defined. "Cause" means (i) willful malfeasance or willful misconduct by RYAN in connection with his employment; (ii) RYAN's gross negligence in performing any of his duties under this Agreement; (iii) RYAN's conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any felony; (iv) RYAN's habitual drunkenness or excessive absenteeism not related to illness; (iv) RYAN's material breach of any written policy applicable to all employees adopted by the Corporation; or (vi) material breach by RYAN of any of his agreements in this Agreement.

            (b) "Disability" Defined. "Disability" shall mean RYAN's incapacity due to physical or mental illness that results in his being unable to substantially perform his duties hereunder for six consecutive months (or for six months out of any nine-month period). Upon termination, after the end of the period of Disability, all compensation due RYAN under this Agreement shall cease.

            10. Stock Issuance. In consideration for the sum of $144 and subject to the filing of an Amended and Restated Certificate of Incorporation increasing the authorized capitalization of the Corporation to 900,000 shares of Common Stock and 954,000 shares of Series A Preferred Stock in anticipation of the IPO, the Corporation will issue to RYAN 144,000 shares of the Corporation's Common Stock (the "Shares"). The Corporation will have the right to repurchase all of the Shares at a price of $0.001 per Share if RYAN's employment is terminated prior to the consummation of the IPO, provided that such right is exercised by the Company prior to the completion of the IPO. If RYAN's employment is terminated on or prior to the first anniversary of the completion of the IPO, the Corporation will have the right to repurchase 75% of the Shares at a price of $0.001 per share, provided that such right is exercised by the Company prior to such first anniversary. If RYAN's employment is terminated prior to the second anniversary of the completion of the IPO, the Corporation will have the right to repurchase 50% of the Shares at a price of $0.001 per share, provided that such right is exercised by the Company prior to such second anniversary. If RYAN's employment is terminated prior to the third anniversary of the completion of the IPO, the Corporation will have the right to repurchase 25% of the Shares at a price of $0.001 per share, provided that such right is exercised by the Company prior to such third anniversary. The Corporation shall not have any repurchase rights if RYAN remains employed by the Corporation as of the third anniversary of the IPO or if his employment is terminated by the Corporation at any time prior thereto without Cause.

      11. Director's Shares. The Corporation also has issued shares of the Company's Common Stock to RYAN for cash consideration. Such shares are subject to certain repurchase rights of the Corporation under a Director's Agreement between the Corporation and RYAN relating to his service on the Corporation's Board of Directors.

      12. Restrictions on Selling the Corporation's Securities. RYAN agrees to execute and deliver a "lock-up" letter reasonably requested by any underwriter for the IPO and agrees that a restriction on selling the Corporation's securities for up to two years shall be deemed reasonable.

      13. Confidentiality.

            (a) "Corporation Information" Defined. "Corporation Information" means all information, knowledge or data of or pertaining to (i) the Corporation, its employees and all work undertaken on behalf of the Corporation, and (ii) any other person, firm, corporation or business organization with which the Corporation may do business during the Term, that is not in the public


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domain (and whether relating to methods, processes, techniques, discoveries, pricing, marketing or any other matters).

            (b) Confidentiality. RYAN hereby recognizes that the value of all trade secrets and other proprietary data and all other information of the Corporation not in the public domain disclosed by the Corporation in the course of his employment with the Corporation is attributable substantially to the fact that such confidential information is maintained by the Corporation in strict confidentiality and secrecy and would be unavailable to others without the expenditure of substantial time, effort or money. RYAN therefore, except as provided in the next two sentences, covenants and agrees that all Corporation Information shall be kept secret and confidential at all times during and after the end of the Term and shall not be used or divulged by him outside the scope of his employment as contemplated by this Agreement, except as the Corporation may otherwise expressly authorize by action of the Board. In the event that RYAN is requested in a judicial, administrative or governmental proceeding to disclose any of the Corporation Information, RYAN will promptly so notify the Corporation so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with this Agreement. If disclosure of any of the Corporation Information is required, RYAN may furnish the material so required to be furnished, but RYAN will furnish only that portion of the Corporation Information that legally is required.

      14. Restrictive Covenants. RYAN hereby confirms that since it is reasonably necessary to protect the Corporation's goodwill, RYAN agrees that he will not directly or indirectly (except where authorized by the Board for the benefit of the Corporation), for or on behalf of himself or any Person (hereinafter defined):

      (i) at any time during his tenure as an officer, director, employee or consultant of the Corporation act as or be an officer, director, stockholder, consultant or advisor, partner or employee of, or render any service for, or have any profit-sharing or other interest in, or lend money or make any other financial accommodation for or on behalf of, or undertake any business transaction with, any Person that engages in or is planning or preparing to engage, directly or indirectly, in competition with the Corporation or any corporate affiliate of the Corporation, where "competition" shall mean only the production or distribution of the Picture (a "Competitive Activity"), except that he may hold securities that are part of a publicly traded class of securities (not in excess of 5% of the outstanding total of any class of such securities) in competitive concerns so long as he discloses such holding to the Corporation; or

      (ii) at any time during his tenure as an officer, director, employee or consultant of the Corporation and for a period of two years after he is no longer any of an officer, director, employee or consultant for any reason, engage in or plan or prepare to engage in any Competitive Activity;

      (iii) at any time during his tenure as an officer, director, employee or consultant of the Corporation and for a period of two years after he is no longer any of an officer, director, employee or consultant for any reason, employ or otherwise obtain services from, or solicit or otherwise attempt to employ or otherwise obtain services from, or assist any person in employing or otherwise obtaining services from, or soliciting or otherwise attempting to employ or otherwise obtain services from, any person who is then, or at any time during the preceding twelve months shall have been, in the employ of or retained by the Corporation and/or its affiliates; or

      (ivi) at any time during his tenure as an officer, director, employee or consultant of the Corporation and for the applicable period thereafter specified in each of the clauses above, negotiate for or enter into an agreement, understanding or arrangement, or otherwise cause or authorize any person, to take any of the actions prohibited by such clause.

As used herein, the term "Person" means any person, corporation, partnership or other entity.


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      15. Enforcement. RYAN agrees that any breach or threatened breach by him of any provision of Sections 12 and 13 will, because of the unique nature of such services rendered by him to the Corporation and the Corporation Information entrusted to him as aforesaid, cause irreparable harm to the Corporation, and shall entitle the Corporation, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach, without the need to show irreparable injury or to post any bond, which are hereby waived by RYAN in any such case. The parties hereto understand and intend that each restriction agreed to by RYAN hereinabove shall be construed as separable and divisible from every other restriction, and the unenforceability, in whole or in part, of any such restriction, shall not affect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. RYAN further acknowledges that the Corporation is relying upon such covenants as an inducement to enter into this Agreement.

      16. Successors and Assigns.

            (a) RYAN. This Agreement is a personal contract, and the rights and interests that the Agreement accords to RYAN may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him. All rights and benefits of RYAN shall be for the sole personal benefit of RYAN, and no other person shall acquire any right, title or interest under this Agreement by reason of any sale, assignment, transfer, claim or judgment or bankruptcy proceedings against RYAN. Except as so provided, this Agreement shall inure to the benefit of and be binding upon RYAN and his personal representatives, distributees and legatees.

            (b) The Corporation. This Agreement shall be binding upon the Corporation and inure to the benefit of the Corporation and of its successors and assigns.

      17. Entire Agreement. This Agreement represents the entire agreement between the parties concerning RYAN's employment with the Corporation and supersedes all prior negotiations, discussions, understandings and agreements, whether written or oral, between RYAN and the Corporation relating to the subject matter of this Agreement.

      18. Amendment or Modification; Waiver. No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by RYAN and by a duly authorized officer of the Corporation. No waiver by any party to this Agreement of any breach by another party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

      19. Notices. Any notice to be given under this Agreement shall be in writing and delivered personally or sent by overnight courier or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below, or to such other address of which such party subsequently may give notice in writing:


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If to RYAN:                   Charles F. RYAN III
                              220 Upper Terrace
                              San Francisco, CA 94117

If to the Corporation:        Billy Dead, Inc.
                              2312 Lorenzo Dr.
                              Los Angeles, California 90068
                              Attention: Board of Directors

      Any notice delivered personally or by overnight courier shall be deemed given on the date delivered and any notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date mailed.

      20. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable shall not be affected, and each provision of this Agreement shall be validated and shall be enforced to the fullest extent permitted by law. If for any reason any provision of this Agreement containing restrictions is held to cover an area or to be for a length of time that is unreasonable or in any other way is construed to be too broad or to any extent invalid, such provision shall not be determined to be entirely null, void and of no effect; instead, it is the intention and desire of both the Corporation and RYAN that, to the extent that the provision is or would be valid or enforceable under applicable law, any court of competent jurisdiction shall construe and interpret or reform this Agreement to provide for a restriction having the maximum enforceable area, time period and such other constraints or conditions (although not greater than those contained currently contained in this Agreement) as shall be valid and enforceable under the applicable law.

      21. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

      22. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience of reference, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

      23. Withholding Taxes. All salary, benefits, reimbursements and any other payments to RYAN under this Agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of and federal, state or local authority.

      24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and same instrument.

      25. Applicable Law; Jurisdiction. The laws of the State of California shall govern the interpretation, validity and performance of the terms of this Agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding against RYAN with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any court of competent jurisdiction in the State of California, as the Corporation may elect in its sole discretion, and RYAN hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                              /s/ CHARLES F. RYAN III
                              ---------------------------------------------
                              (Charles F. RYAN III)

BILLY DEAD, INC.


By:  /s/ JULIE LYNN
-----------------------------
(Julie Lynn)
Vice President and Secretary


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                                    EXHIBIT A

               Short Form Definition of Participant's Net Profits

RYAN shall be entitled to 2.0% of 100% of "Producer's Net Profits," which shall mean 50% of the amount of "Adjusted Gross Receipts" (defined below) remaining, if any, after deducting therefrom the sum of all capital raised by Billy Dead, Inc. in connection with (a) its Initial Public Offering of Class A Preferred Stock; and (b) any additional financing, distribution, or overhead costs (overhead costs capped at 10% of the returns ) incurred by Billy Dead, Inc. in connection with the Picture. "Gross Receipts" shall mean all cash revenues actually received in U.S. currency by Billy Dead, Inc. that are directly the end of each calendar quarter, accompanied by an accounting statement setting forth the calculation thereof. Participant's representatives shall have the right to audit the books and records of Billy Dead, Inc. at any time as to the calculation of Producer's Net Profits. In no event will the definition, calculation or payment of Producer's Net Profits to RYAN be less favorable than that provided to any other participant.

  N.B.: 1% of "Adjusted Gross Receipts" is equivalent to 2% of 100% of "Producer's Net Profits.


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